SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 16, 2008

FNBH BANCORP, INC.
(Exact name of registrant
as specified in charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25752 (Commission File Number)	38-2869722 (IRS Employer Identification No.)

101 East Grand River Howell, Michigan (Address of principal executive office)	48843 (Zip Code)

Registrant’s telephone number, including area code: (517) 546-3150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01     Entry into a Material Definitive Agreement

On October 16, 2008, First National Bank in Howell (the "Bank"), a national banking association and the wholly-owned subsidiary of FNBH Bancorp, Inc. (the "Company"), entered into a written agreement with the Comptroller of the Currency (the "Comptroller"), the Bank's primary federal regulator. Pursuant to the written agreement with the Comptroller, the Bank has agreed to take certain actions intended to address various issues that have impacted the Bank's financial condition and performance. The agreement requires the Bank to take certain actions within designated timeframes with respect to asset quality and overall administration of the Bank's credit functions. Prior to execution of the agreement with the Comptroller, the Bank had initiated a variety of measures that would cause it to reach full compliance with the actions specified in the written agreement. The Bank will continue with those undertakings, all of which are consistent with the Bank's overall objective of improving asset quality, earnings, and its capital position.

The Bank continues to be well capitalized under all applicable regulatory guidelines. Moreover, the agreement does not restrict the Bank from transacting banking business nor does it have any effect on the deposit insurance provided by the Federal Deposit Insurance Corporation (FDIC) for deposits maintained at the Bank. The Bank will continue to serve customers in all respects, including accepting deposits, making loans and extending lines of credit, and processing other banking transactions. All customer deposits remain fully insured to the highest limits established by the FDIC.

As a result of the agreement, the Bank will need to obtain the prior approval of the Comptroller to certain actions, including the appointment of directors and senior executives, making or agreeing to make certain payments to executives or directors, business combinations, and branching.

This description of the written agreement is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference.

Item 8.01     Other Events

At its meeting held on October 16, 2008, the Board adopted the Second Amended and Restated Compensation Plan for Non-Employee Directors, a copy of which is attached as Exhibit 10.2 to this Current Report. As part of this amended and restated plan, director fees are payable only in cash or shares of common stock of the Company. Also, beginning January 1, 2009, and until further action is taken, director fees shall be payable only in the form of shares of the Company's common stock. The Board believes this action is prudent for a number of reasons, which include: (1) increasing the directors' ownership of the Company's common stock; (2) improving the Company's capital; and (3) enhancing the Bank's liquidity. In addition, this will promote the achievement of the Company's revised share ownership guidelines for directors described below.

The Board also amended the Company's Corporate Governance Guidelines for the purpose of establishing director qualifications and revising the share ownership guidelines for directors. A copy of the revised Corporate Governance Guidelines is attached to this Form 8-K as Exhibit 10.3. The list of director qualifications are required to be considered by the Nominating and Corporate Governance Committee of the Board of Directors in considering the selection and nomination of individuals to serve on the Board. Under the revised share ownership guidelines, all existing directors of the Company must own at least 7,500 shares of the Company's common stock not later than December 31, 2008. Any individuals first appointed or elected to the Board after October 16, 2008, must own at least 1,000 shares of common stock of the Company and, within the first five years of becoming a director, acquire at least 7,500 shares of the Company's common stock. To assist in achieving that objective, at least 50 percent of Board fees must be paid in the form of common stock of the Company until that share ownership level is achieved.

Finally, at the same meeting, the Board approved the sale of 57,556 shares of its common stock to its directors and one executive officer. The sale price per share was $4.50, the closing price of the Company's common stock on October 16, the date before the filing of this 8-K Report. The $259,000 in proceeds from the sale of these shares will be used to help fund the repayment of the Company's outstanding loan to a third party lender that matures on October 31, 2008.

Item 9.01     Financial Statements and Exhibits

(d)     Exhibits

Exhibit 10.1	Agreement by and between First National Bank in Howell (Howell, Michigan) and The Comptroller of the Currency, dated October 16, 2008.

Exhibit 10.2	Second Amended and Restated Compensation Plan for Non-Employee Directors

Exhibit 10.3	Corporate Governance Guidelines (As Revised)

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 17, 2008	FNBH BANCORP, INC. (Registrant) By: /s/ Janice Trouba —————————————— Janice Trouba Chief Financial Officer